Exhibit 10.4
L3HARRIS TECHNOLOGIES, INC.
PERFORMANCE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS
(August 1, 2019 Momentum Award)

1.    Performance Unit Award – Terms and Conditions. Under and subject to the provisions of the Harris Corporation 2015 Equity Incentive Plan (as may be amended from time to time, the “Plan”) and upon the terms and conditions set forth herein (these “Terms and Conditions”), L3Harris Technologies, Inc. (the “Corporation” which was formerly named “Harris Corporation”) has granted to the employee receiving these Terms and Conditions (the “Employee”) a Performance Unit Award (the “Award”) of such number of performance units as set forth in the Award Notice (as defined below) from the Corporation to the Employee (such units, as may be adjusted in accordance with Sections 1(c), 1(d) and 5 of these Terms and Conditions, the “Performance Units”). At all times, each Performance Unit shall be equal in value to one share of common stock, $1.00 par value per share (the “Common Stock”), of the Corporation (a “Share”). Such Award is subject to the following Terms and Conditions (these Terms and Conditions, together with the Corporation’s letter or notice to the Employee specifying the number of Performance Units subject to the Award, the form of payment of the Award and certain other terms (the “Award Notice”) and the Statement of Performance Goals (as defined below) related thereto, are referred to as the “Agreement”).
(a)    Service Period and Performance Period. For purposes of the Agreement, the “Service Period” shall be the period from the grant date of the Award through June 29, 2022, and the “Performance Period” shall be the period from June 29, 2019 through December 31, 2021.
(b)    Payout of Award. Provided the Award has not previously been forfeited, as soon as administratively practicable following the expiration of the Service Period, but in no event later than the 15th day of the third month following the expiration of the Service Period, (i) if the Award Notice specifies that the Performance Units are to be paid in Shares, the Corporation shall issue to the Employee in a single payment the number of Shares underlying the Performance Units to which the Employee is entitled pursuant hereto; or (ii) if the Award Notice specifies that the Performance Units are to be paid in cash, the Corporation shall pay to the Employee a single lump sum cash payment equal to the Fair Market Value (as of the date of the expiration of the Service Period) of the number of Shares underlying the Performance Units to which the Employee is entitled pursuant hereto; in each case, subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable or cash otherwise to be delivered) as provided in Section 13.2 of the Plan. If the Award is to be paid in Shares, upon payout the Corporation shall at its option, cause such Shares as to which the Employee is entitled pursuant hereto: (i) to be released without restriction on transfer by delivery to the custody of the Employee of a stock certificate in the name of the Employee or his or her designee or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Employee or his or her designee maintained by the Corporation’s stock transfer agent or its designee.
(c)    Satisfaction of Performance Objectives. The payout of the Award shall be contingent upon the attainment during the Performance Period of the performance objectives set forth in the Statement of Performance Goals (however designated) delivered or made available to the Employee at the time of the Award (the “Statement of Performance Goals”). Subject to the application of Section 5, the payout of the Award shall be determined upon the expiration of the Performance Period in accordance with the Statement of Performance Goals. The final determination of the payout of the Award will be authorized by the Board, the Board Committee, or its designee. Performance Units will be forfeited (A) if they are not earned at the end of the Performance Period or (B) except as otherwise provided herein, if the Employee ceases to be employed by the Corporation at any time prior to the expiration of the Service Period.
(d)    Rights During Service Period; Dividend Equivalents.
(i)    During the Service Period, the Employee shall not have any rights as a shareholder with respect to the Shares underlying the Performance Units.
(ii)    During the Service Period, if the Corporation pays dividends or makes other distributions on the Common Stock, the Employee shall be entitled to receive from the Corporation at the time of payout in respect of the Award dividend equivalents for such dividends or other distributions, either in cash, in the case of a cash dividend or cash distribution, or other property, in the case of a non-cash dividend or non-cash distribution, as applicable, in respect of the number of Shares underlying the Performance Units to which the Employee is entitled, in each case, subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable or cash otherwise to be delivered) as provided in Section 13.2 of the Plan. No such dividend equivalents will be paid in respect of Performance Units that are forfeited or cancelled. No interest shall be paid on any such dividend equivalents.
(iii)    If the number of outstanding shares of Common Stock is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Corporation, the Performance Units subject to the Award shall be adjusted to correspond to the change in the Corporation’s outstanding shares of Common Stock. If the Award Notice specifies that the Performance Units are to be paid in Shares, upon the expiration of the Service Period and payout of the Award, the Employee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Employee is entitled pursuant hereto.
(e)    Adjustment to Award. The number of Performance Units subject to the Award is based upon the assumption that the Employee shall continue to perform substantially the same duties throughout the Performance Period, and such number of Performance Units may be reduced or increased by the Board or the Board Committee or its designee without formal amendment of the Agreement to reflect a change in duties during the Performance Period.
2.    Forfeiture for Termination of Employment; Exceptions. Except in connection with a Change in Control covered in Section 5 herein or as otherwise provided in the Award Notice, if the Employee ceases to be an employee of the Corporation prior to the expiration of the Service Period:
(a)    for any reason other than those described in Section 2(b) or (c) below, all Performance Units subject to the Award shall be immediately and automatically forfeited upon such termination of employment;
(b)    due to (i) death or (ii) permanent disability (as determined by the Corporation) in each case, prior to a Change in Control covered in Section 5 herein, the Employee’s heirs or beneficiaries or the Employee, as applicable, shall be fully vested in, and entitled to receive a payout in respect of, the number of Shares underlying the Performance Units subject to the Award at the target level of performance, as set forth in the Award Notice and/or Statement of Performance Goals (such number, the “Target Number” and such target level, the “Target Performance Level”). The Service Period shall immediately expire upon the Employee so ceasing to be an employee of the Corporation with respect to such Target Number of Performance Units vested pursuant to the provisions of this Section 2(b), and the payout in respect of such Performance Units shall be made in the form specified in Section 1(b) as soon as administratively practicable (A) in the case of death, following such immediate expiration of the Service Period, but in no event later than sixty (60) days following such immediate expiration of the Service Period, and (B) in the case of permanent disability, following the earlier of (1) expiration of the original Service Period as though no termination of employment had occurred and (2) the occurrence of a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A‑3(i)(5), but in no event later than sixty (60) days following such event in the foregoing clauses (1) or (2); or
(c)    due to (i) involuntary termination by the Corporation other than for Cause (as defined below) or (ii) voluntary termination by the Employee for Good Reason (as defined below), in each case, prior to a Change in Control covered in Section 5 herein, the Employee shall be eligible to receive a portion of the payout (the “Eligible Vesting Portion”) in respect of the Performance Units which would have been made to the Employee under the Award at the end of the Service Period determined in accordance with the provisions of Section 1(c) hereof, and the remaining portion of the payout and Performance Units subject to the Award shall be immediately and automatically forfeited; provided, however, in the case of a termination described in clause (i) or (ii) of this Section 2(c) on or after June 29, 2021 and through June 29, 2022, the performance objectives set forth in the Statement of Performance Goals shall be conclusively deemed to have been attained for the Performance Period at a minimum of the Target Performance Level under such performance objectives, but may be determined to have been attained at a higher level (for avoidance of doubt, if actual attainment of the performance objectives is less than the Target Performance Level, then the Target Performance Level shall be deemed to apply). Subject to the proviso in the immediately preceding sentence, the Eligible Vesting Portion shall be determined based on the date of such termination as set forth in the following table:

Termination Date	Eligible Vesting Portion of Performance Units
Prior to June 29, 2020	1/3 (one third)
On or after June 29, 2020, but prior to June 29, 2021	2/3 (two thirds)
On or after June 29, 2021 and through June 29, 2022	100.00%

The Eligible Vesting Portion of the payout in respect of the Performance Units required to be paid under this Section 2(c) shall be paid to the Employee in the form and at the time as specified in Section 1(b).
(d)    For purposes of the Agreement:

(i)
“Good Reason” means, without the Employee’s express written consent, the occurrence of either of the following events following June 29, 2019: (A) a reduction of more than ten percent (10%) in the Employee’s annual base salary (or wage rate, as applicable) or (B) a requirement that the Employee be based at another location not within fifty (50) miles of the location where the Employee was, or was contemplated to be, regularly employed based on the role contemplated for the Employee following June 29, 2019 (except for required travel on business to an extent substantially consistent with the Employee’s duties and responsibilities); provided, that, in each case, (x) the Employee shall provide the Corporation with written notice specifying the circumstance(s) alleged to constitute Good Reason within sixty (60) days following the first occurrence of such circumstance(s), (y) the Corporation shall have thirty (30) days following receipt of such notice to cure such circumstance(s) and (z) if the Corporation has not cured such circumstance(s) within such thirty (30)-day period, the Employee shall terminate his or her employment not later than thirty (30) days after the end of such thirty (30)-day period; and:

(ii)	“Cause” means:

(A)
A material breach by the Employee of the duties and responsibilities of the Employee (other than as a result of incapacity due to physical or mental illness) which is (i) demonstrably willful, continued and deliberate on the Employee’s part, (ii) committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation and (iii) not remedied within fifteen (15) days after receipt of written notice from the Corporation which specifically identifies the manner in which such breach has occurred, or

(B)	The Employee’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to the Corporation.

(e)    Any payout pursuant to this Section 2 shall be subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable or cash otherwise to be delivered) as provided in Section 13.2 of the Plan.
3.    Transfer of Employment. If the Employee transfers employment from one business unit of the Corporation or an Affiliate to another business unit or Affiliate during the Performance Period, the Employee shall be eligible to receive the number of Performance Units determined by the Board or the Board Committee or its designee based upon such factors as the Board or the Board Committee or its designee, as the case may be, in its sole discretion may deem appropriate.
4.    Prohibition Against Transfer. Until the expiration of the Service Period and payout of the Award, the Award, the Performance Units subject to the Award, any interest in the Shares (in the case of a payout to be made in Shares as specified in the Award Notice) or cash to be paid, as applicable, related thereto, and the rights granted under these Terms and Conditions and the Agreement are not transferable except by will or by the laws of descent and distribution in the event of the Employee’s death. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Service Period and payout of the Award, the Award, the Performance Units subject to the Award, any interest in the Shares (in the case of a payout to be made in Shares as specified in the Award Notice) or cash to be paid, as applicable, related thereto, and the rights granted under these Terms and Conditions and the Agreement may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.
5.    Change in Control. Upon a Change in Control of the Corporation following the grant date of the Award but prior to the end of the Performance Period, the performance objectives set forth in the Statement of Performance Goals shall be conclusively deemed to have been attained for the Performance Period upon the occurrence of such Change in Control at the Target Performance Level under such performance objectives, or at such greater level of performance as the Board, the Board Committee or its designee may authorize. The payout of the Performance Units shall be paid to the Employee in the form and at the time specified in Section 1(b); provided, however, that, following such Change in Control but prior to the end of the Service Period: (i) in the event of the Employee’s death, the Service Period shall immediately expire upon such death, and the payout of the Performance Units shall be vested immediately and shall be paid as soon as administratively practicable following such death, but in no event later than sixty (60) days thereafter; (ii) in the event of involuntary termination of employment of the Employee by the Corporation other than for Cause within twenty-four (24) months following such Change in Control (which includes a termination due to permanent disability (as determined by the Corporation) for this purpose), or voluntary termination of employment by the Employee for Good Reason within twenty-four (24) months following such Change in Control, the payout of the Performance Units shall be vested immediately upon such termination and shall be paid following the end of the original Service Period as though no termination had occurred; provided, further, however, that if such Change in Control qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A‑3(i)(5), the Service Period shall immediately expire upon such termination of employment, and the payout of the Performance Units shall be vested immediately and shall be paid as soon as administratively practicable following such expiration of the Service Period, but in no event later than sixty (60) days thereafter, and (iii) in the event of the Employee’s resignation or termination for Cause, the payout of the Award shall be forfeited. Any payout pursuant to this Section 5 shall be subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable or cash otherwise to be delivered) as provided in Section 13.2 of the Plan.
Notwithstanding anything in this Section 5 to the contrary, if the Employee ceases to be an employee of the Corporation prior to such Change in Control due to either (I) involuntary termination of employment of the Employee by the Corporation other than for Cause or (II) voluntary termination of employment by the Employee for Good Reason, and the Employee reasonably demonstrates that such termination other than for Cause or the circumstance(s) constituting Good Reason was in connection with integration planning for such Change in Control, then for all purposes of the Agreement, the date of such Change in Control shall be deemed to be the date immediately prior to the date of such termination of employment.

6.    Protective Covenants. In consideration of, among other things, the grant of the Award to the Employee, the Employee acknowledges and agrees, by acceptance of the Award, to the following provisions:

(a)Non-Solicitation. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, Solicit or attempt to recruit, induce or Solicit any Individual Employed by the Corporation to terminate, abandon or otherwise leave or discontinue employment with the Corporation; or (ii) hire or cause or assist any Individual Employed by the Corporation to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contractor or otherwise.

(b)Customer and Potential Customer Non-Interference. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Corporation to cease or reduce or refrain from doing business with the Corporation; or (ii) on behalf of any Competitive Business, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).

(c)Non-Competition. During the Protective Covenant Period, the Employee shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Senior Vice President, Human Resources or other designated executive officer of the Corporation (which consent shall be at such officer’s discretion to give or withhold). Nothing in this Section 6(c) shall preclude the Employee from owning up to 1% of the equity in any publicly traded company.

(d)No Disparagement or Detrimental Comments. During the Employee’s employment with the Corporation and thereafter, the Employee shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Corporation or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 6(d) is intended or should be construed to prevent the Employee from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of the Employee’s duties in connection with the Employee’s employment with the Corporation.

(e)Confidentiality. During the Employee’s employment with the Corporation and thereafter, the Employee shall not use or disclose, except on behalf of the Corporation and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Corporation or (ii) any third party received by the Corporation which the Corporation is obligated to keep confidential. This Section 6(e) will apply in addition to, and not in derogation of, any other confidentiality or non‑disclosure agreement that may exist, now or in the future, between the Employee and the Corporation.

(f)Consideration and Acknowledgment. The Employee acknowledges and agrees to each of the following: (i) the Employee’s acceptance of the Award and participation in the Plan is voluntary; (ii) the benefits and rights provided by the Agreement and Plan are wholly discretionary and, although provided by the Corporation, do not constitute regular or periodic payments; (iii) the benefits and compensation provided under the Agreement are in addition to the benefits and compensation that otherwise are or would be available to the Employee in connection with the Employee’s employment with the Corporation and the grant of the Award is expressly contingent upon the Employee’s agreement with the Corporation contained in Sections 6 and 7; (iv) the scope and duration of the restrictions in Section 6 are fair and reasonable; (v) if any provisions of Sections 6(a), (b), (c), (d) or (e), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from these Terms and Conditions without affecting the enforceability of the remaining provisions; and (vi) the time period of the Employee’s obligations under Sections 6(a), (b) and (c) shall be extended by a period equal to the length of any breach of those obligations by the Employee, in addition to any and all other remedies provided by these Terms and Conditions or otherwise available to the Corporation at law or in equity. The Employee further understands and acknowledges that nothing contained in the Agreement limits the Employee’s ability (1) to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other Federal, state or local governmental agency or commission (“Government Agencies”); (2) to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Corporation; or (3) under applicable United States Federal law to (i) disclose in confidence trade secrets to Federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(g)Definitions. For purposes of Section 6 of these Terms and Conditions, the following definitions shall apply:

(1)    “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).

(2)    “Confidential Information” means confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes, but is not limited to, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results and market studies.

(3)    “Corporation” means, and shall be deemed to include, the Corporation and any Subsidiary.

(4)    “Covered Unit(s)” means: (i) during the period of the Employee’s employment with the Corporation, each business unit of the Corporation; and (ii) following the Employment Termination Date, each business unit of the Corporation in or for which the Employee was employed or to which the Employee provided services or about which the Employee obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Employment Termination Date. The Employee acknowledges and agrees that if the Employee is or was employed at a segment level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of such segment; and if the Employee is or was employed at the corporate/headquarters level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of the Corporation.

(5)    “Customer” means, with respect to the Corporation or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products, goods, systems or services from the Corporation or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Employment Termination Date, the last twenty-four (24) months of the Employee’s employment with the Corporation) and either with whom the Employee dealt in the course of performing the Employee’s job duties for the Corporation or about whom the Employee has or had Confidential Information.

(6)    “Employment Termination Date” means the date of termination of the Employee’s employment with the Corporation, voluntarily or involuntarily, for any reason, with or without Cause or Good Reason.

(7)    “Individual Employed by the Corporation” means any employee of the Corporation with whom the Employee dealt in the course of performing the Employee’s job duties at any time during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Corporation).

(8)    “Potential Customer” means, with respect to the Corporation or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Corporation) as a customer to purchase any products, goods, systems or services from the Corporation or such Covered Unit(s) and (i) with whom the Employee had direct or indirect contact, (ii) for whom the Employee participated in the development or execution of the plan to sell products, goods, systems or services of the Corporation or such Covered Unit(s), or (iii) about whom the Employee otherwise has or had Confidential Information.

(9)    “Protective Covenant Period” means the period of the Employee’s employment with the Corporation and the twelve (12)-month period following the Employment Termination Date.

(10)    “Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 6(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Corporation generally or any specific employees of the Corporation.

7.    Remedies for Breach of Section 6.

(a)    Forfeiture and Clawback. The Employee agrees, by acceptance of the Award, that if the Employee breaches any provision of Sections 6(a), (b), (c), (d) or (e), in addition to any and all other remedies available to the Corporation, (i) the Award and all Performance Units subject to the Award and any rights with respect to the Award and such Performance Units shall upon written notice (which may be in electronic form) immediately be forfeited and terminate and be cancelled; and (ii) the Corporation shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Employee all Shares and cash, as applicable, issued or paid to the Employee in respect of the Performance Units, or to the extent the Employee has transferred such Shares, the Fair Market Value thereof (as of the date such Shares were transferred by the Employee) in cash and any such return of Shares or payment of cash by the Employee which requires action on the part of the Employee shall be made within five (5) business days following receipt of written demand therefore.

(b)    Additional Relief. The Employee agrees, by acceptance of the Award, that: (i) the remedy provided for in Section 7(a) shall not be the exclusive remedy available to the Corporation for a breach of the provisions of Sections 6(a), (b), (c), (d) or (e) and shall not limit the Corporation from seeking damages or injunctive relief; and (ii) the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Sections 6(a), (b), (c), (d) or (e), and therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including, but not limited to, the rights under Section 7(a)), in addition to and cumulative with such rights, the Corporation shall be entitled to the granting of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of posting of any bond or similar security.

(c)    Forum. The Employee agrees, by acceptance of the Award, that any judicial action brought with respect to the provisions of Sections 6 or 7 of these Terms and Conditions may be filed in the United States District Court for the Middle District of Florida or in the Circuit Court of Brevard County, Florida and hereby consents to the jurisdiction of such courts and waives any objection he/she may now or hereafter have to such venue.

(d)    Change in Control. If a Change in Control of the Corporation shall occur following the grant date of the Award and the Employee ceases to be an employee of the Corporation in a circumstance set forth in Section 5 of these Terms and Conditions, the provisions of Sections 6 and 7 shall immediately terminate and be of no further force and effect.

8.    Securities Law Requirements. If the Award Notice specifies that the Performance Units are to be paid in Shares, the Corporation shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon each stock exchange on which the Corporation’s stock is then registered; and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such Shares is then effective.
9.    Board Committee Administration. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.
10.    Impact of Restatement of Financial Statements upon Awards. If any of the Corporation’s financial statements are restated, as a result of errors, omissions, or fraud, the Board Committee may (in its sole discretion, but acting in good faith) direct that the Corporation recover all or a portion of any Award or payment made to the Employee with respect to any fiscal year of the Corporation the financial results of which are negatively affected by such restatement. The amount to be recovered shall be the amount by which the affected Award or payment exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Board Committee shall determine. The Board Committee shall determine whether the Corporation shall effect any such recovery by: (a) seeking repayment from the Employee; (b) reducing the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Corporation, a Subsidiary or any of its Affiliates; (c) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Corporation’s otherwise applicable compensation practices; or (d) any combination of the foregoing or otherwise (subject, in each of subclause (b), (c) and (d), to applicable law, including without limitation, Section 409A of the Code, and the terms and conditions of the applicable plan, program or arrangement). This Section 10 shall be a non-exclusive remedy and nothing in this Section 10 shall preclude the Corporation from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of this Section 10.
11.    Incorporation of Plan Provisions. These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of these Terms and Conditions and the Agreement and the Plan, the terms of the Plan shall govern.
12.    Compliance with Section 409A of the Code.
(a)    The Agreement and the Plan are intended to be exempt from the provisions of Section 409A of the Code to the maximum extent permitted by applicable law. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Employee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Employee). A termination of employment shall not be deemed to occur for purposes of any provision of the Agreement providing for the payment of any amounts upon or following termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision in the Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything in the Agreement to the contrary, if the Award is subject to Section 409A of the Code, and if the Employee is a Specified Employee (within the meaning of the Corporation’s Specified Employee Policy for 409A Arrangements) as of the date the Employee ceases to be an employee of the Corporation, then such payout shall be delayed until and made during the seventh calendar month following the calendar month during which the Employee ceased to be an employee of the Corporation (or, if earlier, the calendar month following the calendar month of the Employee’s death), to the extent required by Section 409A of the Code. Notwithstanding the foregoing, no particular tax result for the Employee with respect to any income recognized by the Employee in connection with the Agreement is guaranteed, and the Employee solely shall be responsible for any taxes, penalties or interest imposed on the Employee in connection with the Agreement.
(b)    Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.    Data Privacy; Electronic Delivery. By acceptance of the Award, the Employee acknowledges and agrees that: (a) data, including the Employee’s personal data, necessary to administer the Agreement may be exchanged among the Corporation and its Subsidiaries and affiliates as necessary, and with any vendor engaged by the Corporation to assist in the administration of equity awards; and (b) unless and until revoked in writing by the Employee, information and materials in connection with the Agreement or any awards under the Plan, including, but not limited to, any prospectuses and plan document, may be provided by means of electronic delivery (including by e-mail, by web site access and/or by facsimile).

14.    Miscellaneous. These Terms and Conditions and the other portions of the Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Corporation; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan and Section 12 of these Terms and Conditions, may not be amended without the written consent of both the Corporation and the Employee. The Agreement shall not in any way interfere with or limit the right of the Corporation or any Subsidiary to terminate the Employee’s employment or service with the Corporation or any Subsidiary at any time, and no contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part. For the purposes of these Terms and Conditions and the Agreement, (i) employment by the Corporation or any Subsidiary or a successor to the Corporation shall be considered employment by the Corporation, and (ii) references to “termination of employment,” “cessation of employment,” “ceases to be employed,” “ceases to be an Employee” or similar phrases shall mean the last day actually worked (as determined by the Corporation), and shall not include any notice period or any period of severance or separation pay or pay continuation (whether required by law or custom or otherwise provided) following the last day actually worked. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Corporation.

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